UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2004

Date of report (Date of earliest event reported)

ARC CORPORATE REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-50727	22-3247622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Broad Street

Clifton, New Jersey 07013

(Address of Principal Executive Offices)

(973) 249-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On December 20, 2004, ARC Corporate Realty Trust, Inc. (the “Company”) entered into a Contract of Purchase and Sale (the “Agreement”), by and among the Company, certain affiliates of the Company listed therein and HPI/NL Investors LLC (the “Purchaser”). The Agreement provides for the sale to the Purchaser of 15 of the Company’s 16 properties and a limited partnership interest in an additional property. The gross purchase price, including assumed debt, is approximately $77.7 million, a portion of which will be paid to other parties who are owners of certain of the properties included in the transaction.

The Company’s Board of Directors unanimously approved the transaction and will recommend that the Company’s shareholders approve the sale of the properties. The Company anticipates that the sale of properties to the Purchaser will close in the first quarter of 2005. The closing of the transaction is subject to completion of due diligence and satisfaction of customary conditions in addition to obtaining shareholder approval.

A copy of the Agreement is attached hereto as Exhibit 10.1 and shall be deemed “filed” with the Securities and Exchange Commission and is incorporated by reference herein in its entirety.

ITEM 9.01. Financial Statement and Exhibits.

(c)	Exhibits.

10.1	Contract of Purchase and Sale, by and among ARC Corporate Realty Trust, Inc., certain affiliates and HPI/NL Investors LLC, dated December 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC CORPORATE REALTY TRUST, INC.

Dated: December 22, 2004	By:	/s/ Robert J. Ambrosi
Robert J. Ambrosi
Chairman and President

EXHIBIT INDEX

Exhibit No.		Description
10.1	—	Contract of Purchase and Sale, by and among ARC Corporate Realty Trust, Inc., certain affiliates and HPI/NL Investors LLC, dated December 20, 2004.